Exhibit 99.1

BOOZ ALLEN HAMILTON ANNOUNCES
FOURTH QUARTER AND FULL-YEAR FISCAL 2014 RESULTS

Annual results consistent with or exceeding guidance

Full-year revenue of $5.48 billion

Full-year Adjusted EBITDA of $534 million

Full-year Adjusted Diluted Earnings per Share of $1.63

Quarterly dividend increased to $0.11 per share, payable on June 30, 2014

McLean, Virginia; May 21, 2014 - Booz Allen Hamilton Holding Corporation (NYSE:BAH), the parent company of management and technology consulting firm Booz Allen Hamilton, Inc., today announced preliminary results for the fourth quarter and full year fiscal 2014. The Company saw revenue declines for the full year and the quarter as a result of uncertainties in the government contracting environment, including the October 2013 government shutdown. Despite these uncertainties, fiscal 2014 net income improved over the prior year period, while the Company returned significant value to shareholders through both regular and special dividends. The Company’s full-year financial results met revised revenue guidance, while exceeding revised guidance for Adjusted Diluted Earnings per Share. Booz Allen’s fiscal year runs from April 1 to March 31, with the fourth quarter of fiscal 2014 ending March 31, 2014.

Revenue for fiscal year 2014 was $5.48 billion, compared with $5.76 billion in the prior year period, a decrease of 4.9 percent. Revenue in the fourth quarter was $1.40 billion, compared with $1.55 billion in the prior year period, a decrease of 9.4 percent. In fiscal year 2014, Adjusted EBITDA increased by 1.0 percent, as Adjusted EBITDA margins increased from 9.2 percent in fiscal 2013 to 9.7 percent in fiscal 2014. Adjusted Net Income increased by 1.0 percent in fiscal 2014 and Adjusted Diluted Earnings per Share was $1.63 for fiscal year 2014, compared with $1.65 in the prior fiscal year.

The Company authorized and declared a 10 percent increase in its regular quarterly cash dividend, which is now $0.11 per share, payable on June 30, 2014, to stockholders of record on June 10, 2014.

Ralph W. Shrader, Booz Allen’s Chairman & Chief Executive Officer, said, “Last spring, we provided revenue and earnings guidance for fiscal year 2014, and reiterated our margin improvement goals.  I’m proud to report that, even with the uncertainties faced by our industry, we delivered on our bottom line guidance - and exceeded our margin goals.  Despite challenging market conditions which have affected every company in our sector, Booz Allen has performed well - serving our clients in their core missions and delivering strong returns to our investors.

“For fiscal year 2015, we are forecasting continued margin improvement and solid earnings with an expected modest decrease in revenue.  We believe our federal clients have funds to spend as the end of the government fiscal year approaches, and based on recent contract wins, believe that Booz Allen will take share.

“Our focus and commitment reaches well beyond the current fiscal year. We continue to invest in the future - in promising market areas in commercial and international, and in building deeper capabilities in engineering, advanced analytics, cyber, predictive intelligence, enterprise integration, and software development.  As we celebrate our 100th anniversary in business in 2014, we’re putting in place growth platforms that will position us to thrive in Booz Allen’s second century.”

Financial Review

Full Fiscal Year 2014 - Below is a summary of Booz Allen’s results for fiscal year 2014, and the key factors driving those results:

•
Booz Allen’s 4.9 percent decrease in revenue in fiscal 2014 compared with the prior year resulted from reductions in headcount due to lower demand in an uncertain federal budget environment, and a reduction in billable expenses. Revenue in fiscal 2014 was additionally impacted by the October 2013 government shutdown and weather-related closures. While lower headcount led to fewer billable hours in total, we experienced continued improvement in productivity of consulting staff over the prior year which helped reduce the impact of such reduced billable hours.

•
In fiscal 2014, operating income increased to $460.6 million from $446.2 million in fiscal 2013, and Adjusted Operating Income increased to $470.2 million from $467.3 million in fiscal 2013. The increase in fiscal 2014 operating income was driven by improved contract profitability and effective management of indirect costs in comparison to the prior year period, which was partially offset by the impact of the October 2013 government shutdown. Adjusted EBITDA increased to $534.0 million in fiscal 2014 compared with $528.8 million in fiscal 2013, primarily as a result of the growth in Adjusted Operating Income.

•
In fiscal 2014, net income increased to $232.2 million from $219.1 million in fiscal 2013. The increase was driven by the same factors affecting operating income, plus the benefit of a lower effective tax rate as a result of the Company’s qualification during the fourth quarter of fiscal 2014 for federal and state tax credits. These benefits were partially offset by an increase in interest expense. Adjusted Net Income increased to $241.9 million from $239.5 million in fiscal 2013. This increase was primarily a result of the increase in Adjusted Operating Income.

•
In fiscal 2014, diluted EPS increased to $1.54 from $1.45 in fiscal 2013. In fiscal 2014, Adjusted Diluted EPS decreased to $1.63 from $1.65 in fiscal 2013. The per share earnings were positively driven by the same factors as net income and Adjusted Net Income, which was partially offset by an increase in the Company’s diluted share count.

Cash flow generation continued to be a source of significant strength for the Company. Net cash provided by operating activities in fiscal 2014 was $332.7 million, or 138 percent of Adjusted Net Income, with Free Cash Flow of $311.8 million, or 129 percent of Adjusted Net Income. As a result of this cash flow generation and the strength of Booz Allen’s balance sheet, the Company was able to declare and pay a total of $2.40 per share in dividends during fiscal 2014.

Funded backlog as of March 31, 2014, was $2.29 billion, compared to $2.51 billion as of March 31, 2013. Booz Allen’s total backlog as of March 31, 2014, was $9.84 billion, compared to $11.54 billion as of March 31, 2013. The decline in backlog is due in part to shorter periods of performance, with the fourth quarter of fiscal 2014 average period of performance for active contracts and task orders down 10 percent over the prior year period.

Fourth Quarter 2014 - Below is a summary of Booz Allen’s results for the fiscal 2014 fourth quarter and the key factors driving those results:

•
Booz Allen’s 9.4 percent decline in revenue in the fourth quarter of fiscal 2014 compared with the prior year period resulted from reductions in headcount due to lower demand in an uncertain federal budget environment. In addition, there were two fewer work days in the quarter compared to the prior year period, as well as the additional impact of three full and two partial weather-related government closures and a reduction in billable expenses. Lower headcount led to fewer billable hours in total.

•
In the fourth quarter of fiscal 2014, operating income decreased to $89.2 million from $112.9 million in the prior year period and Adjusted Operating Income decreased to $91.4 million from $116.9 million in the prior year period. The declines in operating income and Adjusted Operating Income were driven by reduced revenue and the timing of indirect expenditures, as the Company manages its significant level of investments in people, capabilities, and business development on an annual, rather than a quarterly basis. Adjusted EBITDA decreased to $107.2 million from $133.6 million in the prior year period. These metrics were impacted by the same factors as Adjusted Operating Income.

•
In the fourth quarter of fiscal 2014, Net Income decreased to $46.9 million from $54.8 million in the prior year period. Adjusted Net Income decreased to $49.2 million from $58.2 million in the prior year period.  These reductions in earnings compared to the prior year period were largely the result of the factors affecting Adjusted Operating Income and Operating income and were partially offset by the benefit of tax credits realized during the quarter.

•
In the fourth quarter of fiscal 2014, diluted EPS decreased to $0.30 from $0.37 in the prior year period; Adjusted Diluted EPS decreased to $0.33 per share from $0.40 in the prior year period. The declines in per share earnings were driven by the same factors as net income and Adjusted Net Income, as well as an increase in share count.

Financial Outlook

The fourth quarter of fiscal 2014 saw seasonally strong award activity as reflected in a book to bill of 0.62 for the quarter, which was stronger than the 0.49 book to bill for the entire second half of fiscal 2013. While not reflected in backlog until the award of defined work, we also received award of several large IDIQ contract vehicles since January 1, 2014. These facts combined with a significant increase in total value of submitted proposals for defined work provide us confidence as we enter our fiscal 2015. For fiscal 2015, we expect a mid-single digit percentage decline in revenue. At the bottom line, for the full year, we are forecasting diluted EPS to be in the range of $1.44 to $1.54, and Adjusted Diluted EPS to be on the order of $1.50 to $1.60 per share.

These EPS estimates are based on fiscal year 2015 estimated average diluted shares outstanding of approximately 151.3 million shares, and a 40.5 percent effective tax rate, which does not include federal and state tax credits that have not yet been extended or for which qualification has not yet been established.

Conference Call Information

Booz Allen Hamilton will host a conference call at 8 a.m. EDT on Wednesday, May 21, 2014, to discuss the financial results for its Fourth Quarter and full Fiscal Year 2014 (ending March 31, 2014).

Analysts and institutional investors may participate on the call by dialing (877) 375-9141 International: (253) 237-1151. The conference call will be webcast simultaneously to the public through a link on the investor relations section of the Booz Allen Hamilton web site at investors.boozallen.com. A replay of the conference call will be available online at investors.boozallen.com beginning at 11 a.m. EDT on May 21, 2014, and continuing for 30 days.
About Booz Allen Hamilton
Booz Allen Hamilton is a leading provider of management consulting, technology, and engineering services to the U.S. government in defense, intelligence, and civil markets, and to major corporations, institutions, and not-for-profit organizations. Booz Allen is headquartered in McLean, Virginia, employs approximately 22,700 people, and had revenue of $5.48 billion for the 12 months ended March 31, 2014.

CONTACT:
Media Relations - James Fisher 703-377-7595; Marie Lerch 703-902-5559
Investor Relations - Curt Riggle 703-377-5332.
BAHPR-FI

Non-GAAP Financial Information
“Adjusted Operating Income” represents Operating Income before (i) certain stock option-based and other equity-based compensation expenses, (ii) adjustments related to the amortization of intangible assets, and (iii) any extraordinary, unusual, or non-recurring items. Booz Allen prepares Adjusted Operating Income to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted EBITDA” represents net income before income taxes, net interest and other expense and depreciation and amortization and before certain other items, including: (i) certain stock option-based and other equity-based compensation expenses, (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments, and (iii) any extraordinary, unusual or non-recurring items. Booz Allen prepares Adjusted EBITDA to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted Net Income” represents net income before: (i) certain stock option-based and other equity-based compensation expenses, (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments, (iii) adjustments related to the amortization of intangible assets, (iv) amortization or write-off of debt issuance costs and write-off of original issue discount and (v) any extraordinary, unusual or non-recurring items, in each case net of the tax effect calculated using an assumed effective tax rate. Booz Allen prepares Adjusted Net Income to eliminate the impact of items, net of taxes, it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted Diluted EPS” represents diluted EPS calculated using Adjusted Net Income as opposed to Net Income. Additionally, Adjusted Diluted EPS does not contemplate any adjustments to net income as required under the two-class method of calculating EPS as required in accordance with GAAP.
“Free Cash Flow” represents the net cash generated from operating activities less the impact of purchases of property and equipment.
Booz Allen utilizes and discusses in this release Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS because management uses these measures for business planning purposes, including managing its business against internal projected results of operations and measuring its performance. Management views Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS as measures of the core operating business, which exclude the impact of the items detailed in the supplemental exhibits, as these items are generally not operational in nature. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. Booz Allen also utilizes and discusses Free Cash Flow in this release because management uses this measure for business planning purposes, measuring the cash generating ability of the operating business and measuring liquidity generally. Booz Allen presents these supplemental measures because it believes that these measures provide investors and securities analysts with important supplemental information with which to evaluate Booz Allen’s performance, long term earnings potential, or liquidity, as applicable, and to enable them to assess Booz Allen’s performance on the same basis as management. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies in Booz Allen’s industry. Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow are not recognized measurements under GAAP and when analyzing Booz Allen’s performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation of Operating and Net Income to Adjusted Operating Income, Adjusted EBITDA and Adjusted Net Income, and cash flows to Free Cash Flows and the explanatory footnotes regarding those adjustments, (ii) use Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS in addition to, and not as an alternative to Operating Income, Net Income or Diluted EPS as a measure of operating results, each as defined under GAAP, and (iii) use Free Cash Flows, in addition to, and not as an alternative to, Net Cash Provided by Operating Activities as a measure of liquidity, each as defined under GAAP. Exhibit 4 includes a reconciliation of Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with GAAP.
No reconciliation of the forecasted range for Adjusted Diluted EPS to Diluted EPS for any period during fiscal 2015 is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.
Forward Looking Statements
Certain statements contained in this press release and in related comments by our management include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning Booz Allen’s preliminary financial results, financial outlook and guidance, including forecasted revenue, Diluted EPS, and Adjusted Diluted EPS, future quarterly dividends, and future improvements in operating margins, as well as any other statement that does not directly relate to any historical or current fact. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct.
These forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

These risks and other factors include: cost cutting and efficiency initiatives, budget reductions, Congressionally mandated automatic spending cuts, and other efforts to reduce U.S. government spending, including automatic sequestration required by the Budget Control Act of 2011 (as amended by the American Taxpayer Relief Act of 2012 and Consolidated Appropriations Act of 2014), which have reduced and delayed contract awards and funding for orders for services especially in the current political environment or otherwise negatively affect our ability to generate revenue under contract awards, including as a result of reduced staffing and hours of operation at U.S. government clients; delayed funding of our contracts due to uncertainty relating to and a possible failure of Congressional efforts to craft a long-term agreement on the U.S. government’s ability to incur indebtedness in excess of its current limits, or changes in the pattern or timing of government funding and spending (including those resulting from or related to cuts associated with sequestration or other budgetary cuts made in lieu of sequestration); current and continued uncertainty around the timing, extent, nature, and effect of Congressional and other U.S. government action to address budgetary constraints, including, but not limited to, uncertainty around the outcome of Congressional efforts to craft a long-term agreement on the U.S. government’s ability to incur indebtedness in excess of its current limits, and the U.S. deficit any issue that compromises our relationships with the U.S. government or damages our professional reputation, including negative publicity concerning government contractors in general or us in particular; changes in U.S. government spending, including a continuation of efforts by the U.S. government to decrease spending for management support service contracts, and mission priorities that shift expenditures away from agencies or programs that we support; the size of our addressable markets and the amount of U.S. government spending on private contractors; failure to comply with numerous laws and regulations; our ability to compete effectively in the competitive bidding process and delays or losses of contract awards caused by competitors' protests of major contract awards received by us; the loss of General Services Administration Multiple Award schedule contracts, or GSA schedules, or our position as prime contractor on government-wide acquisition contract vehicles, or GWACs; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time, and resources for our contracts; our ability to generate revenue under certain of our contracts; our ability to realize the full value of and replenish our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in estimates used in recognizing revenue; an inability to attract, train, or retain employees with the requisite skills, experience, and security clearances; an inability to hire, assimilate, and deploy enough employees to serve our clients under existing contracts; an inability to timely and effectively utilize our employees; failure by us or our employees to obtain and maintain necessary security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors, including the improper use or release of our clients' sensitive or classified information; increased insourcing by various U.S. government agencies due to changes in the definition of “inherently governmental” work, including proposals to limit contractor access to sensitive or classified information and work assignments; increased competition from other companies in our industry; failure to maintain strong relationships with other contractors; inherent uncertainties and potential adverse developments in legal or regulatory proceedings, including litigation, audits, reviews, and investigations, which may result in materially adverse judgments, settlements, withheld payments, penalties, or other unfavorable outcomes including debarment, as well as disputes over the availability of insurance or indemnification; continued efforts to change how the U.S. government reimburses compensation related and other expenses or otherwise limit such reimbursements, including recent rules that expand the scope of existing reimbursement limitations, such as a reduction in allowable annual employee compensation to certain contractors as a result of the Bipartisan Budget Act of 2013, and an increased risk of compensation being deemed unallowable or payments being withheld as a result of U.S. government audit, review or investigation; internal system or service failures and security breaches, including, but not limited to, those resulting from external cyber attacks on our network and internal systems; risks related to changes to our operating structure, capabilities, or strategy intended to address client needs, grow our business or respond to market developments; risks associated with new relationships, clients, capabilities, and service offerings in our U.S. and international businesses; failure to comply with special U.S. government laws and regulations relating to our international operations; risks related to our indebtedness and credit facilities which contain financial and operating covenants; the adoption by the U.S. government of new laws, rules, and regulations, such as those relating to organizational conflicts of interest issues or limits; risks related to completed and future acquisitions, including our ability to realize the expected benefits from such acquisitions; an inability to utilize existing or future tax benefits, including those related to our stock-based compensation expense, for any reason, including a change in law; and variable purchasing patterns under U.S. government GSA schedules, blanket purchase agreements and indefinite delivery, indefinite quantity contracts. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, filed with the SEC on May 23, 2013.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1
Booz Allen Hamilton Holding Corporation
Consolidated Statements of Operations

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(Amounts in thousands, except per share data)	2014	2013	2014	2013
	(Unaudited)
Revenue	$1,399,832	$1,545,290	$5,478,693	$5,758,059
Operating costs and expenses:
Cost of revenue	667,450	748,884	2,716,113	2,871,240
Billable expenses	403,225	418,166	1,487,115	1,532,590
General and administrative expenses	221,970	245,601	742,527	833,986
Depreciation and amortization	17,950	19,766	72,327	74,009
Total operating costs and expenses	1,310,595	1,432,417	5,018,082	5,311,825
Operating income	89,237	112,873	460,611	446,234
Interest expense	(18,269)	(19,496)	(78,030)	(70,284)
Other, net	(175)	53	(1,794)	(7,639)
Income before income taxes	70,793	93,430	380,787	368,311
Income tax expense	23,898	38,617	148,599	149,253
Net income	$46,895	$54,813	$232,188	$219,058
Earnings per common share:
Basic	$0.32	$0.40	$1.62	$1.56
Diluted	$0.30	$0.37	$1.54	$1.45

Exhibit 2
Booz Allen Hamilton Holding Corporation
Consolidated Balance Sheets

	March 31,	March 31,
(Amounts in thousands, except share and per share data)	2014	2013

Assets
Current assets:
Cash and cash equivalents	$259,994	$350,384
Accounts receivable, net of allowance	916,737	1,029,586
Deferred income taxes	29,687	—
Prepaid expenses and other current assets	49,559	44,382
Total current assets	1,255,977	1,424,352
Property and equipment, net of accumulated depreciation	129,427	166,570
Deferred income taxes	—	10,032
Intangible assets, net of accumulated amortization	220,887	236,220
Goodwill	1,273,789	1,277,369
Other long-term assets	60,738	62,985
Total assets	$2,940,818	$3,177,528
Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$73,688	$55,562
Accounts payable and other accrued expenses	488,807	451,065
Accrued compensation and benefits	331,440	385,433
Deferred income taxes	—	10,286
Other current liabilities	23,169	62,300
Total current liabilities	917,104	964,646
Long-term debt, net of current portion	1,585,231	1,659,611
Income tax reserve	57,406	57,018
Deferred income taxes	8,231	—
Other long-term liabilities	201,210	269,460
Total liabilities	2,769,182	2,950,735
Stockholders’ equity:
Common stock, Class A — $0.01 par value — authorized, 600,000,000 shares; issued, 143,962,073 shares at March 31, 2014 and 136,457,444 shares at March 31, 2013; outstanding, 143,352,448 shares at March 31 2014 and 136,051,601 shares at March 31, 2013	1,440	1,364
Non-voting common stock, Class B — $0.01 par value — authorized, 16,000,000 shares; issued and outstanding, 582,080 shares at March 31, 2014, and 1,451,600 shares at March 31, 2013	6	15
Restricted common stock, Class C — $0.01 par value — authorized, 5,000,000 shares; issued and outstanding, 935,871 shares at March 31, 2014 and 1,224,319 shares at March 31, 2013	9	12
Special voting common stock, Class E — $0.003 par value — authorized, 25,000,000 shares; issued and outstanding, 4,424,814 shares at March 31, 2014 and 7,478,522 shares at March 31, 2013	13	22
Treasury stock, at cost — 609,625 shares at March 31, 2014 and 405,843 shares at March 31, 2013	(10,153)	(6,444)
Additional paid-in capital	144,269	120,836
Retained earnings	42,688	124,775
Accumulated other comprehensive loss	(6,636)	(13,787)
Total stockholders’ equity	171,636	226,793

Total liabilities and stockholders’ equity	$2,940,818	$3,177,528

Exhibit 3
Booz Allen Hamilton Holding Corporation
Consolidated Statements of Cash Flows

	Fiscal Year Ended March 31,
(Amounts in thousands)	2014	2013

Cash flows from operating activities
Net income	$232,188	$219,058
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	72,327	74,009
Stock-based compensation expense	20,065	24,841
Deferred income taxes	(26,371)	(48,088)
Excess tax benefits from the exercise of stock options	(38,185)	(26,860)
Amortization of debt issuance costs and loss on extinguishment	11,682	17,224
Loss on dispositions and impairments	1,024	1,106
Gain on sales of businesses	—	(254)
Changes in assets and liabilities:
Accounts receivable	110,308	125,125
Income taxes receivable/payable	(1,903)	104,877
Prepaid expenses and other current assets	(5,923)	10,006
Other long-term assets	(4,773)	2,723
Accrued compensation and benefits	(72,881)	(26,832)
Accounts payable and other accrued expenses	39,178	(23,760)
Accrued interest	—	(3,563)
Income tax reserves	388	1,736
Other current liabilities	(1,090)	11,367
Other long-term liabilities	(3,316)	1,939
Net cash provided by operating activities	332,718	464,654

Cash flows from investing activities
Purchases of property and equipment	(20,905)	(33,113)
Cash paid for business acquisitions, net of cash acquired	3,563	(157,964)
Proceeds from sales of businesses	—	625
Escrow receipts	3,786	—
Net cash used in investing activities	(13,556)	(190,452)

Cash flows from financing activities
Net proceeds from issuance of common stock	5,078	6,373
Stock option exercises	14,620	14,977
Excess tax benefits from the exercise of stock options	38,185	26,860
Repurchases of common stock	(3,709)	(1,067)
Cash dividends paid	(345,802)	(1,122,457)
Dividend equivalents paid to option holders	(56,138)	(49,765)
Debt issuance costs	(6,223)	(29,607)
Repayment of debt	(355,563)	(993,250)
Proceeds from debt issuance	300,000	1,739,750
Net cash used in financing activities	(409,552)	(408,186)

Net decrease in cash and cash equivalents	(90,390)	(133,984)
Cash and cash equivalents — beginning of year	350,384	484,368
Cash and cash equivalents — end of year	$259,994	$350,384

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$61,050	$58,847
Income taxes	$178,411	$90,146

Exhibit 4
Booz Allen Hamilton Holding Corporation
Non-GAAP Financial Information

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(Amounts in thousands, except share and per share data)	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Adjusted Operating Income
Operating Income	$89,237	$112,873	$460,611	$446,234
Certain stock-based compensation expense (a)	—	924	1,094	5,868
Amortization of intangible assets (b)	2,113	3,126	8,450	12,510
Transaction expenses (c)	—	—	—	2,725
Adjusted Operating Income	$91,350	$116,923	$470,155	$467,337
EBITDA & Adjusted EBITDA
Net income	$46,895	$54,813	$232,188	$219,058
Income tax expense	23,898	38,617	148,599	149,253
Interest and other, net	18,444	19,443	79,824	77,923
Depreciation and amortization	17,950	19,766	72,327	74,009
EBITDA	107,187	132,639	532,938	520,243
Certain stock-based compensation expense (a)	—	924	1,094	5,868
Transaction expenses (c)	—	$—	—	2,725
Adjusted EBITDA	$107,187	$133,563	$534,032	$528,836
Adjusted Net Income
Net income	$46,895	$54,813	$232,188	$219,058
Certain stock-based compensation expense (a)	—	924	1,094	5,868
Transaction expenses (c)	—	—	—	2,725
Amortization of intangible assets (b)	2,113	3,126	8,450	12,510
Amortization or write-off of debt issuance costs and write-off of original issue discount	1,659	1,525	6,719	13,018
Adjustments for tax effect (d)	(1,508)	(2,230)	(6,505)	(13,649)
Adjusted Net Income	$49,159	$58,158	$241,946	$239,530
Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	149,145,614	146,144,633	148,681,074	144,854,724
Adjusted Net Income Per Diluted Share (e)	$0.33	$0.40	$1.63	$1.65
Free Cash Flow
Net cash provided by operating activities	$40,384	$65,720	$332,718	$464,654
Less: Purchases of property and equipment	(8,561)	(12,456)	(20,905)	(33,113)
Free Cash Flow	$31,823	$53,264	$311,813	$431,541

(a)
Reflects stock-based compensation expense for options for Class A Common Stock and restricted shares, in each case, issued in connection with the Acquisition of our Company by The Carlyle Group (the Acquisition) under the Officers' Rollover Stock Plan. Also reflects stock-based compensation expense for Equity Incentive Plan Class A Common Stock options issued in connection with the Acquisition under the Equity Incentive Plan.

(b)	Reflects amortization of intangible assets resulting from the Acquisition.

(c)	Reflects debt refinancing costs incurred in connection with the recapitalization transaction consummated on July 31, 2012.

(d)	Reflects tax effect of adjustments at an assumed marginal tax rate of 40%.

(e)
Excludes an adjustment of approximately $1.4 million and $3.1 million of net earnings for the three and twelve months ended March 31, 2014, respectively, and excludes an adjustment of approximately $457,000 and $9.1 million of net earnings for the three and twelve months ended March 31, 2013, respectively, associated with the application of the two-class method for computing diluted earnings per share.

Exhibit 5
Booz Allen Hamilton Holding Corporation
Operating Data

	As of March 31,
(Amounts in millions)	2014	2013
Backlog
Funded	$2,290	$2,509
Unfunded (1)	2,343	2,799
Priced Options (2)	5,205	6,227
Total Backlog	$9,838	$11,535

(1)
Reflects a reduction by management to the revenue value of orders for services under two existing single award ID/IQ contracts the Company has had for several years, based on an established pattern of funding under these contracts by the U.S. government.

(2)	Amounts shown reflect 100% of the undiscounted revenue value of all priced options.

	Three Months Ended March 31,
	2014	2013
Book-to-Bill *	0.62	0.26

*	Book-to-bill is calculated as the change in total backlog during the relevant fiscal quarter plus the relevant fiscal quarter revenue, all divided by the relevant fiscal quarter revenue.

	As of March 31,
	2014	2013
Headcount
Total Headcount	22,664	24,455
Consulting Staff Headcount	20,572	21,996

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2014	2013	2014	2013
Percentage of Total Revenue by Contract Type
Cost-Reimbursable (3)	56%	59%	55%	57%
Time-and-Materials	25%	27%	28%	28%
Fixed-Price (4)	19%	14%	17%	15%

(3)	Includes both cost-plus-fixed-fee and cost-plus-award fee contracts.

(4)	Includes fixed-price level of effort contracts.

	Three Months Ended March 31,
	2014	2013
Days Sales Outstanding *	60	61

*	Calculated as total accounts receivable divided by revenue per day during the relevant fiscal quarter.